EXHIBIT 21.1

Significant Subsidiaries

Name of Subsidiary

Fatburger North America, Inc.

Buffalo’s Franchise Concepts, Inc. (Nevada)

Buffalo’s Franchise Concepts, Inc. (Georgia)

BFCI of Georgia, Inc.

Ponderosa Franchising Company

Bonanza Restaurant Company

Ponderosa International Development, Inc.

Puerto Rico Ponderosa, Inc.